Exhibit 99.1
FOR IMMEDIATE RELEASE
Brookside Contact:
David K. Waldman or Klea K. Theoharis
Crescendo Communications, LLC
(212) 671-1020
Brookside Technology Secures Additional Equity Investment
and Regains Compliance with Senior Credit Facility
TAMPA, Fl.—June 1, 2009—Brookside Technology Holdings Corp. (OTCBB: BKSD), a provider of converged VoIP, data, video and wireless business communications systems, today announced that it has entered into a new Securities Purchase Agreement with its largest preferred stockholder, Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, and the Company’s (“Vicis”), pursuant to which Vicis invested an additional $1,000,000 in the Company and the Company issued to Vicis 1,000,000 shares of the Company’s Series A Convertible Preferred Stock and a warrant to purchase 100,000,000 shares of Common Stock at an exercise price of $0.01 per share.
Additionally, effective June 1, 2009, the Company and its senior creditor, Chatham Credit Management III, LLC (“Chatham”), entered into a letter agreement pursuant to which, among other things, Chatham waived all existing defaults of the Company’s senior credit facility, and agreed to suspend the compliance of the minimum fixed charge coverage ratio and maximum leverage ratio contained in the credit agreement. The Company currently is in full compliance with the Chatham credit agreement.
Michael Nole, Chairman and CEO of the Company, stated, “We are very pleased to have secured this additional equity infusion and the modification to our senior credit facility. We believe these actions provide us with the liquidity needed to more effectively navigate the challenges of the current economic environment and further demonstrates that Vicis and Chatham remain committed to our vision and business model.”
About Brookside Technology Holdings Corp
Brookside Technology Holdings Corp., through its subsidiary companies, is a leading provider and global managed services company specializing in analyzing, designing, selling, and implementing converged Voice over IP (VoIP), data, video, and wireless (Wi-Fi) business communications systems. Brookside offers a unique portfolio of products and services that solve today’s telecommunications challenges by combining technology, business, and financial solutions. Brookside’s customers include both commercial and state/government organizations of all types and sizes throughout the United States.

About Vicis Capital Master Fund
Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust (“Vicis”), is a multi-strategy hedge fund focusing on equity volatility arbitrage and convertible arbitrage, with expertise in quantitative, fundamental, macro and situation-specific analysis.
About Chatham Capital
Chatham Capital, based in Atlanta, Georgia, provides growth and acquisition capital to companies with annual revenues of at least $10 million with sustainable cash flow from operations. Chatham primarily invests in health care, manufacturing, and business service companies located throughout the Southeast, Midwest and Mid-Atlantic.
Forward-Looking Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including risks relating to the adequacy of the Company’s capital, the effect of changing economic conditions, customer acceptance of products and other risks and uncertainties. As previously disclosed in its SEC filings, such forward-looking statements are not guarantees of performance, and the Company’s results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.
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